[Letterhead of Deloitte Touche Tohmatsu]


                                                                    Exhibit 23.3

17 April 2002


The Directors
Newmont Mining Corporation
1700 Lincoln Street
Denver
Colorado 80203
UNITED STATES OF AMERICA

Dear Sirs

CONSENT FOR INCLUSION OF DELOITTE TOUCHE TOHMATSU REPORT

Newmont Mining Corporation (Newmont) intends to file a Form S-8 dated on or about 17 April 2002 with the Securities and Exchange Commission in respect of Newmont's registration of common stock for issuance under the Newmont Mining Corporation Retirement Savings Plan (Non-Union) and Newmont Mining Corporation Retirement Savings Plan for Hourly Rated Employees. The Form S-8 incorporates by reference the audited financial report of Normandy Mining Limited (Normandy) for the year ended 30 June 2001 which is included in the Form 8-K filed Amendment No. 1 by Newmont on 16 April 2002 as Exhibit 20.4. Deloitte Touche Tohmatsu's (Deloitte) audit report on Normandy's financial report for the year ended 30 June 2001 is included in the above referenced exhibit.

You have requested that Deloitte give its consent for the incorporation by reference in the Form S-8 of our audit report in the Form 8-K Amendment No. 1.

Deloitte consents to the incorporation by reference in the Form S-8 to be filed on or about 17 April 2002 of our audit report in the form and context in which they are included in the above referenced exhibit.

Yours faithfully,
DELOITTE TOUCHE TOHMATSU

/s/ Timothy Biggs
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Timothy Biggs
Partner